Exhibit 23-A

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Otter Tail Power Company on Form S-8 relating to the Otter Tail Power Company 1999 Stock Incentive Plan of our report dated February 2, 1998, which report is incorporated by reference in Otter Tail Power Company's Annual Report on Form 10-K for the year ended December 31, 1997.


/s/  Deloitte & Touche LLP


February 18, 1999
Minneapolis, Minnesota